PENN SERIES FUNDS, INC.

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment dated as of April 30, 2021 to the Investment Sub-Advisory Agreement (the “Agreement”) dated as of May 1, 2020, between Penn Mutual Asset Management, LLC (the “Adviser”) and Janus Capital Management LLC (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement to reflect the termination of the sub-sub-advisory agreement between Janus Capital Management LLC and Perkins Investment Management LLC (“Perkins”) with respect to the Mid Cap Value Fund (the “Fund”); and

WHEREAS, upon the termination of the sub-sub-advisory agreement, the Sub-Adviser will provide to the Fund the day-to-day portfolio management services previously delegated to Perkins to the same extent and with the same quality as provided by Perkins; and

WHEREAS, upon the termination of the sub-sub-advisory agreement, the Fund’s current Perkins portfolio managers will continue to manage the Fund in their capacity as portfolio managers of the Sub-Adviser;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Adviser and the Sub-Adviser hereby agree to amend the Agreement as follows:

That the fifth recital and the second paragraph of Section 5(a) of the Agreement are hereby deleted in their entirety, and all other references in the Agreement to Perkins Investment Management LLC (“Perkins”, or the “Sub-Sub-Adviser”) shall be removed.

At the time of termination of the sub-sub-advisory agreement, the Sub-Adviser will continue to render investment sub-advisory services to Penn Series Funds, Inc., and each current portfolio manager will continue to manage each series of Penn Series Funds, Inc. listed on Exhibit A of the Agreement.

Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, LLC		JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Keith G. Huckerby	By:	/s/ Russell P. Shipman
Name:	Keith G. Huckerby	Name:	Russell P. Shipman
Title:	President & Chief Operating Officer	Title:	SVP & Managing Director